|	NEWS

HOURLY EMPLOYEES AT FORD ASSEMBLY PLANT IN BELGIUM
VOTE IN FAVOUR OF SOCIAL PLAN

Genk, Belgium, March 15, 2013 - Ford Motor Company said Friday it plans to restart production at its Genk, Belgium, assembly plant after a majority of the plant's hourly employees and supplier park hourly employees voted in favor of a social plan offer.
“We are pleased to have reached a social plan agreement that was accepted by the unions and approved by the hourly employees at Genk,” said Philippe Verbeeck, Operations Manager, Ford Genk. “We fully recognize that this has been a difficult time for everyone at the Ford Genk plant, our suppliers and the local community.”
Ford said it intends to restart production of the Mondeo, S-MAX and Galaxy vehicles on Monday, March 18, as an important step to rebuilding dealer stocks of the vehicles to meet consumer demand.  The company also reiterated its desire to continue to produce vehicles at the plant through the end of 2014 if a return to normal working is achieved.
Ford said it remains in discussions with the Ford Genk salaried trade unions on a social plan for those employees.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 171,000 employees and about 65 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.
Ford Europe is responsible for producing, selling and servicing Ford brand vehicles in 50 individual markets and employs approximately 47,000 employees at its wholly owned facilities and approximately 66,000 people when joint ventures are included. In addition to Ford Motor Credit Company, Ford Europe operations include Ford Customer Service Division and 24 manufacturing facilities (15 wholly owned or consolidated joint venture facilities and nine unconsolidated joint venture facilities). The first Ford cars were shipped to Europe in 1903 - the same year Ford Motor Company was founded. European production started in 1911.

Contacts:	Mark Truby	John Gardiner
	Ford Europe	Ford Europe
	+49 221 901 9007	+49 221 901 9985
	mtruby@ford.com	jgardin2@ford.com

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